Exhibit 4.1

FOURTH SUPPLEMENTAL INDENTURE

Fourth Supplemental Indenture (this “Fourth Supplemental Indenture”), dated as of August 9, 2012, among Nationstar Mortgage Holdings Inc., Nationstar Sub1 LLC, Nationstar Sub2 LLC (together with Nationstar Mortgage Holdings Inc. and Nationstar Sub1 LLC, the “Guaranteeing Parent Entities,” and each a “Guaranteeing Parent Entity”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of the Guaranteeing Parent Entities is a direct or indirect parent of Nationstar Mortgage LLC, a Delaware limited liability company (the “Company”) and Nationstar Capital Corporation, a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”);

WHEREAS, the Issuers and each of the Guarantors (as defined in the Indenture referred to below) have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of March 26, 2010, providing for the issuance of 10.875% Senior Notes due 2015 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances any direct or indirect parent of the Company shall execute and deliver to the Trustee a supplemental indenture pursuant to which such direct or indirect parent shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantees”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Fourth Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)        Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)        Agreement to Guarantee. Each of the Guaranteeing Parent Entities hereby agrees as follows:

(a)        Along with all other Guarantors named in the Indenture (including pursuant to any supplemental indentures), to jointly and severally unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its respective successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, that:

   (i)         the principal of, interest, premium, if any, and Additional Interest, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

   (ii)        in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors and the Guaranteeing Parent Entities shall be jointly and severally obligated to pay the same immediately. This is a guarantee of payment and not a guarantee of collection.

(b)        The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers or any Guarantors, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c)        Each Guaranteeing Parent Entity hereby waives: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever.

(d)        This Note Guarantee shall not be discharged except by full payment or complete performance of the obligations contained in the Notes, the Indenture and this Fourth Supplemental Indenture, and each Guaranteeing Parent Entity accepts all obligations of a Guarantor under the Indenture, including Article X of the Indenture (which is deemed incorporated in this Fourth Supplemental Indenture and applicable to this Guarantee). Each Guaranteeing Parent Entity acknowledges that by executing this Fourth Supplemental Indenture, it will become a Guarantor under the Indenture and subject to all the terms and conditions applicable to Guarantors contained therein.

(e)        If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors (including the Guaranteeing Parent Entities), or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f)        No Guaranteeing Parent Entity shall be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g)        As between any Guaranteeing Parent Entity, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI of the Indenture for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article VI of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by such Guaranteeing Parent Entity for the purpose of this Note Guarantee.

(h)        Each Guaranteeing Parent Entity shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under this Note Guarantee.

(i)        Pursuant to Section 10.02 of the Indenture, the obligations of each Guaranteeing Parent Entities shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guaranteeing Parent Entity that are relevant under any applicable Bankruptcy Law or fraudulent conveyance laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article X of the Indenture, result in the obligations of such Guaranteeing Parent Entity under this Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law.

(j)        This Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuers for liquidation, reorganization, should the Issuers become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuers’ assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes and Note Guarantee, whether as a “voidable preference”, “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Note shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(k)        In case any provision of this Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(l)        This Note Guarantee shall be a general unsecured senior obligation of such Guaranteeing Parent Entity, ranking pari passu with any other future unsubordinated Indebtedness of the Guaranteeing Parent Entity, if any.

(m)        Each payment to be made by each Guaranteeing Parent Entity in respect of this Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

(3)        Execution and Delivery. Each Guaranteeing Parent Entity agrees that the Note Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

(4)        Merger, Consolidation or Sale of All or Substantially All Assets.

(a)        No Guaranteeing Parent Entity may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guaranteeing Parent Entity is the surviving Person), another Person, other than the Issuers or another Guarantor, unless:

(i)        except in the case of a merger entered into solely for the purpose of reincorporating a Guaranteeing Parent Entity in another jurisdiction, immediately after giving effect to that transaction, no Default or Event of Default shall have occurred and be continuing; and

(ii)        either:

(A)        the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if not the Guaranteeing Parent Entity) assumes all the obligations of that Guaranteeing Parent Entity under the Indenture, its Note Guarantee and the applicable Registration Rights Agreement pursuant to this Fourth Supplemental Indenture; or

(B)        the Net Proceeds of such sale or other disposition are either (i) applied in accordance with Section 4.10(d) of the Indenture or (ii) not required to be applied in accordance with any provision of the Indenture.

(5)        Releases.

The Note Guarantee of a Guaranteeing Parent Entity shall be automatically and unconditionally released and discharged, and no further action by such Guaranteeing Parent Entity, the Issuers or the Trustee is required for the release of such Guaranteeing Parent Entity’s Note Guarantee, in the following circumstances:

(a)        in connection with any sale, transfer or other disposition of all or substantially all of the assets of that Guaranteeing Parent Entity (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 4.10 of the Indenture;

(b)         in connection with any sale, transfer or other disposition of all of the Capital Stock of such Guaranteeing Parent Entity (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 4.10 of the Indenture;

(c)         if the Company designates any Restricted Subsidiary of the Company that is a Guarantor to be an Unrestricted Subsidiary of the Company in accordance with Section 4.17 of the Indenture; or

(d)        upon the exercise of Legal Defeasance by the Issuers or pursuant to Article XI of the Indenture; and

in connection with such release, either of the Issuers shall deliver to the Trustee an Officers’ Certificate of such Guarantor confirming the effective date of such release and stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

(6)        No Recourse Against Others. No director, officer, employee, incorporator or stockholder of any Guaranteeing Parent Entity shall have any liability for any obligations of the Issuers or the Guarantors (including such Guaranteeing Parent Entity), respectively, under the Notes, the Note Guarantees, the Indenture or this Fourth Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation; provided that the foregoing shall not limit any Guarantor’s obligations under its Note Guarantees. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(7)        Governing Law. THIS FOURTH SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(8)        Counterparts. The parties may sign any number of copies of this Fourth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(9)        Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(10)        The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fourth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Parent Entities.

(11)        Subrogation. Each Guaranteeing Parent Entity shall be subrogated to all rights of Holders of Notes against the Issuers in respect of any amounts paid by such Guaranteeing Parent Entity pursuant to the provisions of Section 2 hereof and Section 10.01 of the Indenture; provided that, if an Event of Default has occurred and is continuing, no Guaranteeing Subsidiary shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuers under the Indenture or the Notes shall have been paid in full.

(12)        Benefits Acknowledged. The Note Guarantee of each Guaranteeing Parent Entity is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Parent Entities acknowledge that they will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Fourth Supplemental Indenture and that the guarantee and waivers made respectively by each pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

(13)        Successors. All agreements of each Guaranteeing Parent Entity in this Fourth Supplemental Indenture shall bind the Successors of such Guaranteeing Parent Entity, except as otherwise set forth in this Fourth Supplemental Indenture. All agreements of the Trustee in this Fourth Supplemental Indenture shall bind its successors.

(14)        Effectiveness. This Fourth Supplemental Indenture shall be effective and have full force and effect from June 30, 2012.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, all as of the date first above written.

NATIONSTAR MORTGAGE HOLDINGS INC.

By:	/s/ Jay Bray
Name: Jay Bray
Title: Director and Chief Executive Officer

NATIONSTAR SUB1 LLC

By:	/s/ Jay Bray
Name: Jay Bray
Title: Manager

NATIONSTAR SUB2 LLC

By:	/s/ Jay Bray
Name: Jay Bray
Title: Manager

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Martin G. Reed
Name: Martin G. Reed
Title: Vice President